O2Diesel Provides Year End Update and Future Outlook

O2Diesel Corporation (AMEX: OTD) today provided a year end update on key milestones achieved during 2007 coupled with an outlook of future developments in 2008.

"In many ways 2007 was a pivotal year in the company's commercial progress" said Alan Rae, O2Diesel's President and CEO. "In Asia, our partnership with Energenics was strengthened as they have committed to becoming our third largest shareholder behind Abengoa and UBS London with a commitment to expand the market as rapidly as possible. In Europe, through our partnership with Abengoa,  we commenced a trio of demonstrations that we believe will lead to the development of potentially large commercial markets in several key EU countries. Our partnership with Fair Energy for certain South American markets saw the commencement of two programs that are expected to deliver not only substantial commercial opportunity but also substantial air quality and economic benefits in several rapidly emerging economies."

Rae continued, "In the US, we focused on highly successful commercial applications in the Port of Long Beach, doubling the use of O2Diesel™ and the successful culmination of our  Department of Defense (DoD) testing program which will allow us to move towards commercial adoption by the Air Force of O28, the 28% renewable fuel we have developed specifically for the DoD. To this end, a statement from the Air Force team undertaking the technical evaluation of O28 made it clear that commercial adoption would start in the third quarter of 2008. The scale of this adoption will depend on the final extreme cold weather and humidity testing to be completed in July. I can report that the cold weather testing at the Minot Air Force base in North Dakota is progressing well."

"We are also continuing to pursue our strategy towards vertical integration for the US market by working towards our objective to develop our own ethanol supply. To this end, we are currently investigating several options that will make the best long term sense for the company and its shareholders.  The increased support for ethanol in the recent Energy bill and, in particular, the expectation of a five fold increase in its use, we believe further enhances the opportunity for O2Diesel in a market which, in our opinion, will see a substantial increase in diesel fuel use as fuel economy becomes an increasingly important political and economic issue."

Key milestones achieved by O2Diesel during 2007 included the following:

Strengthened Strategic Partnerships
Energenics:
•	In January, our Asian Distributor, Energenics, secured an agreement to transition the entire fleet of 17,000 Buses in the state of Kanataka (India), using O2Diesel's Clean Fuel Technology.
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In October, Energenics increased their investment in O2Diesel through a new Joint Venture that secured their access to O2Diesel's technology for multiple Asian Markets.  This provided the comfort they needed to invest millions of dollars in delivery infrastructure in India and other markets. As part of this transaction, Energenics placed an order for $2.2 million of O2DO5, the company’s proprietary fuel technology.

Abengoa:
•	Commenced three demonstrations (two in Spain and one in France) in municipal and commercial fleets. Additional demonstrations are being negotiated in other EU market countries.
Fair Energy:
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In March, we announced a strategic partnership and distribution agreement with Fair Energy to jointly develop selected markets in South America. This has led to several potential opportunities in this market, the first two of which are at the demonstration stage in Columbia and Paraguay.

ProEco Energy:
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 The company has worked closely for the past year with ProEco Energy to develop and build an ethanol facility in Belle Fourche, South Dakota.  The start -up of the project has been deferred due to the currently unfavorable debt and equity markets for starch based ethanol projects. Alternative options to developing this site are being evaluated by the parties which may involve additional strategic partners, selling the project or continuing to construct the site according to the original plan. ProEco and O2Diesel remain committed to working together on this project as market conditions improve in the ethanol industry.

Additional Partnerships
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The company remains committed to its medium term objective to have access to favorable ethanol pricing and supply for the US Market and is currently evaluating several projects that would meet this objective.

US Commercial Expansion:
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Port of Long Beach expansion announced in October resulted in the third large tenant to transition its fleet of heavy equipment to O2Diesel’s fuel technology. The operator converted over 120 pieces of diesel powered heavy equipment to O2Diesel™ in order to meet CARB requirements to reduce emissions at the Port. This expansion resulted in a doubling of the company’s sales at the Port.

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U.S. Department of Defense extended and expanded its field testing of O2Diesel’s fuel technology to include a new fuel compound consisting of 28% renewable sources by combining ethanol, biodiesel, the company’s proprietary additive and diesel fuel.

•	Testing for this new fuel blend, called O28, was expanded to two additional Air Force bases in North Dakota and Arkansas to provide the final testing for cold and humid weather climates.
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The testing for O28 entered the final stages in December 2007 and is expected to conclude in the summer of 2008 at which time the DoD will make a definitive decision to place into full service the use of O2Diesel’s fuel technology on a fleet wide basis.

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The company is expecting favorable results from the final DoD Testing phase and hopes to serve a key role in assisting the military to meet Presidential Order 13423, which requires all agency fleets of more than 20 vehicles to reduce the fleet's total consumption of petroleum products by 2 percent annually through the end of fiscal year 2015, and increases the total fuel consumption that is non-petroleum-based by 10 percent annually. The DoD is the single largest user of distillate fuels in the continental U.S. with purchases in FY06 exceeding $5.5 billion.

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The company entered into a demonstration at Ben Franklin Transit to demonstrate the benefits of O28 fuel in a municipal transit system. It is expected that this demonstration will show increased engine durability and reduced maintenance costs, along with significant emission reduction benefits.

•	The company expanded its Midwestern school bus demonstration project under the CityHome™ program to include two small fleets in South Dakota and two in Chicago.

Global Expansion:
•	Four new countries (France, Spain Columbia and Paraguay) added O2Diesel™ to the available solutions for clean burning alternatives to diesel fuel.
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France - a demonstration with Veolia Transport (ex Connex) began in September 2007, and is expected to be completed by July 2008 and has the full support of the French governmental agencies DBIRE and DIREM.

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India - Over 3,000 Buses in the state of Karnataka in India are already using O2Diesel fuel technology.  Full expansion to 17,000 buses is expected by the second quarter of 2008, with additional Indian states to follow.

•	Spain - Long term validation program in conjunction with TUSSAM (Transportes Urbanos de Sevilla Sociedad Anonima Municipal) which operates the collective urban transport system in Seville, Spain.
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Columbia - following initial tests a large scale demonstration preceding commercial adoption is expected to begin in the first quarter of 2008 using the fuel blending pumps developed by Energenics for the Indian market.

Secured Additional Funding and Financing:
•	Entered a common stock purchase agreement with Fusion Capital Fund II, LLC to sell up to $10 million in common stock.
•	Closed $2.52 million in funding from a private placement with European investors in July and August, 2007.
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Senate Committee approved $1.6M in continued funding for the O2Deisel fuel development and demonstration program in conjunction with the Air Force.  As discussed above, when finalized, O2Diesel fuels will help DoD facilities meet Presidential Order 13423 and local air quality compliance requirements while strengthening its commitment to reducing the USA's dependency on foreign oil imports.

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Strategic partner Energenics agreed to invest an additional $2 million into O2Diesel to form a joint venture between both companies and to secure the rights for distribution of O2Diesel’s fuel technology for its expanding markets in India and Asia.

Outlook for 2008
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Department of Defense testing to conclude in the summer of 2008, with a definitive decision to implement some level of use thereafter, provided the conclusive results of testing continue to be positive.

•	Expansion of additional European territories with testing and deployment expected.
•	Veolia test pilot in France estimated to conclude in June 2008, with a company-wide deployment decision thereafter.
•	U.S. ASTM certification anticipated by the end of 2008, which will allow nationwide deployment of O2Diesel™ in fleet operated vehicles.
•	Continued investigation of bio-fuel manufacturing opportunities with the aim of vertically integrating and controlling the costs of our major fuel components
•	Resolution of O2Diesel™ fuel registration with the EPA by the end of 2008.

Alan Rae, President and CEO of O2Diesel Corporation further stated, "We are pleased with our progress as a company over the past year.  Although the ethanol market weathered difficult times and survived, we remain steadfast in our objective to develop our clean fuel technology as a viable alternative fuel technology for improving the environment, while lessening our dependence on fossil based fuels. Our objective for 2008 is simple.  Move the company toward achieving a positive cash flow financial position by expanding our market presence both domestically and worldwide. Focus on deploying our technology with key partners to shoulder the costs while sharing the economic benefits. We expect that 2008 will be the turning point for the company,” continued Mr. Rae. "We will continue to achieve major landmarks as a company and strengthen our key partnerships with groups such as Energenics, Abengoa and Fair Energy.  We expect that the great efforts by these companies in partnership with O2Diesel will allow us to succeed even further in the coming year."

More about O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Investors Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

Insignia
Dan Wiekel
+1 (818) 899 0128